ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 12th day of March 2010, by and between Amerilithium Corp. or its designee, ("Purchaser") and GeoXplor Corporation, a Nevada corporation, ("Seller").

RECITALS:

WHEREAS, Seller has a 100% interest in and to approximately 81 claims comprising nearly 6,000 acres in the immediate Clayton Valley area, nearby the Chemetall Foot lithium brine plant at Silver Peak, Nevada (the "Property") identified in Schedule A; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all Seller's rights, title and interest, if any, in and to the Property on the terms described below.

NOW, THEREFORE, the parties agree as follows:

1.	Preamble; Preliminary Recitals.
The preamble and preliminary recitals set forth above are by this reference incorporated in and made a part of this Agreement.

2.	Purchase of Assets.
Subject to the provisions of this Agreement, Purchaser agrees to purchase, and Seller, agrees to sell, all Seller's rights, title and interest, if any, in and to the Property. The purchase price for the Property shall be a total of $440,500 in cash, a work commitment for the Property of up to $1,000,000 over three years and 750,000 common shares of Purchaser. ("Purchase Price").

3.	Payment of Purchase Price.
Purchaser will pay Seller $440,500 in cash consideration as follows:

   -  USD $40,500, previously paid as a non-refundable deposit,
   -  USD $100,000 on February 10, 2010,
   -  USD $100,000 within 90 days of the closing of this definitive
Agreement,
   -  USD $100,000 within 120 days of the closing of this definitive
Agreement, and
   -  USD $100,000 within 180 days of the closing of this definitive
Agreement.

Purchaser will provide a work commitment for the Property of up to USD $1,000,000 over three years as follows:

   -  USD $150,000 within one year of the closing of this definitive
Agreement,
   - USD $250,000 within two years of the closing of this definitive Agreement, and
   -  USD $600,000 within three years of the closing of this definitive
Agreement.

Purchaser will grant Seller 750,000 post-split shares of Purchaser as follows:

   -  250,000 shares at closing of this definitive Agreement,
   - 250,000 shares within six months of the closing of this definitive Agreement, and
   - 250,000 shares within twelve months of the closing of this definitive Agreement.

It is also recognized that these shares may be issued in its entirety to an escrow agent upon closing, and that the shares would be released in three equal amounts at six months, twelve months and eighteen months of the closing of this definitive Agreement, respectively.

4.	Royalty and Option.
Seller will retain a 3% Net Smelter Returns Royalty on the Property as defined in Schedule B. Purchaser is hereby granted an option to purchase up to a total of 2% of NSR by paying Seller USD $1,000,000 for each 1% (1/3) at anytime.

5.	Operator.
Seller shall be named Operator, to perform and conduct all necessary exploration on the Property to industry standards.

6.	Covenants of Seller.
Seller hereby covenants and agrees with Purchaser that:

   - Until the Closing, except as may be first approved in writing by Purchaser or as is otherwise permitted or contemplated by this Agreement, Seller shall conduct its business and all transactions with respect to the Property, only in the usual and ordinary course of business consistent with Seller's past practice, and

   - Until the Closing, Seller shall make no sale of assets other than in the ordinary course of Seller's past practice.

7.	Closing.
   a. The consummation of the purchase and sale of the Property (the "Closing") shall be held at 4:00 p.m. on March 12th, 2010 or sooner by Agreement of the parties, at such place as Purchaser and Seller may agree.

   b. At the Closing, Seller shall transfer the Property to Purchaser by delivering the following documents to Purchaser:
   i.   Warranty Deed in substantially the form of Schedule C;
   ii.  Closing Statement;
   iii. a secretary's certificate in the form satisfactory to Purchaser's counsel relating to incumbency and corporate proceedings authorizing the transactions contemplated by this Agreement; and
   iv. such other documents as may be reasonably requested by Purchaser in connection with the consummation of transfer of the Property contemplated by this Agreement.

 c.	At Closing, Purchaser shall pay to Seller the Purchase Price, subject to the timetable disclosed in item 3 and shall deliver to Seller the following documents:
   i. copies, certified by the appropriate governmental official of the state of Nevada as of a date not more than ten (10) days prior to the Closing, of its articles of incorporation and all amendments thereto;
   ii. a secretary's certificate in the form satisfactory to Seller's counsel relating to incumbency and corporate proceedings authorizing the transactions contemplated by this Agreement;
   iii.  executed counterparts of the Closing Statement; and
   iv. such other documents as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

8.	Delivery and Condition of the Purchased Assets.
   a. Immediately upon completion of the Closing, Seller shall be deemed to have fully and completely transferred to Purchaser all its rights, title and interest, if any, in, as well as possession, custody and control of, the Property. Seller shall not be liable or responsible for any liabilities or obligations of any kind or nature whatsoever arising out of, under, or related to the Property from and after the Closing.

   b. Purchaser agrees that it is purchasing and shall take possession of the Property in their AS IS, WHERE IS condition and acknowledges that it has previously been given the opportunity to and has conducted such investigations and inspections of the Property as it has deemed necessary or appropriate for the purposes of this Agreement.

   c. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, STATEMENTS, WARRANTIES, OR CONDITIONS OF ANY KIND OR NATURE WHATSOEVER CONCERNING THE PROPERTY, INCLUDING (WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) ANY WARRANTIES REGARDING THE OWNERSHIP, CONDITION, QUANTITY AND/OR QUALITY OF ANY OR ALL OF THE PROPERTY.

9.  Conditions Precedent to Closing.
The performance by Seller and Purchaser of their respective obligations under this Agreement is subject to the condition that on the Closing date no suit, action or other proceeding shall be pending before any court or governmental or regulatory authority which seeks to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

10.  Default.
   a. If Seller fails to make the required deliveries at the Closing or otherwise defaults under this Agreement, then Purchaser shall have the right to terminate this Agreement and thereupon this Agreement shall be null and void and of no legal effect whatsoever. If so terminated, each party hereto shall suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement.

11.  Indemnity.
Purchaser shall indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) (including reasonable counsel fees), which Seller may suffer or incur arising out of or based upon:
   a. the breach of any representation, warranty, covenant or Agreement of Purchaser contained in this Agreement; and
   b.  the use of any of the Property after the Closing.

12.	Notices.
Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:

If directed to Seller:

GeoXplor Corporation
3655 West Anthem Way Suite 109-293
Anthem, AR 85086

If directed to Purchaser:
Amerilithium Corp.
297 Kingsbury Grade
Lake Tahoe
Douglas County
Nevada, 89449-4470

All notices shall be deemed delivered upon receipt.

13.	Survival.
The representations, warranties and covenants contained herein shall not survive the execution and delivery of this Agreement and Closing.

14.	Brokers.
Purchaser and Seller each warrants to the other that it has not engaged, consented to, or authorized any broker, investment banker, or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement and no such third party is entitled to any fee or compensation in connection with this Agreement or the transactions contemplated hereby by reason of any action of it.

15.  Amendment and Modification.
This Agreement may be amended, modified or supplemented only by written Agreement of Purchaser and Seller.

16.  Severability.
Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

17.  Entire Agreement.
This Agreement sets forth all of the promises, covenants, Agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous Agreements and undertakings, inducements or conditions, express or implied, oral or written.

18.  Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

19.  Counterparts.
This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

20.  Headings, Exhibits.
The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement. All lettered Schedules are attached to and by this reference made a part of this Agreement.

21.  Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Purchaser: Amerilithium Corp.
By:

Seller: GeoXplor Corporation
By:

SCHEDULE A
The Property

The Paymaster Claims are located in Zone 11 UTM NAD 27 (Nevada)
Township 1 South & 1 North, Range 40 & 40 1/2 East. The Points are laid out clockwise starting in the Northwest

Corner of
459300E 461700E 461700E 460900E 460900E 459980E 459980E 459640E 459640E
459175E 459175E 458750E 458750E 456750E 456750E 457350E 457350E 457500E
457500E 457910E 457910E 457600E 457600E 458800E 458800E 458500E 458500E
459300E

the claim block
4200260N 4200260N 4196120N 4196120N 4194500N 4194500N 4194140N 4194140N
4191430N 4191430N 4190600N 4190600N 4186990N 4186990N 4187390N 4187390N
4187790N 4187790N 4189050N 4189050M 4191820N 4191820N 4193400N 4193400N
4194500N 4194500N 4197800N 4197800N

SCHEDULE B Definition of Net Smelter Returns


SCHEDULE C Warranty Deed